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         THIS LEASE AGREEMENT made and entered into as of the 1st day of
February, 1996, by and between NORTH BOWLES PARTNERSHIP, a Virginia General Partnership, party of the first part and Lessor herein, and PLUMA, INC., a North Carolina corporation, party of the second part and Lessee herein;

                              W I T N E S S E T H:

         WHEREAS, Lessor has acquired a certain parcel of land located off State Route 108 in Martinsville Magisterial District of Henry County, Virginia, known as Tract 5A (see Exhibit 1), and has constructed thereon certain facilities containing a total of 200,000 square feet of floor area; and

         WHEREAS, Lessor desires to lease to Lessee said Land and Building, and Lessee desires to lease the same from Lessor; and

         WHEREAS, Lessor and Lessee desire to set forth the terms and conditions of such lease herein;

         NOW, THEREFORE, the parties hereto agree as follows:

                ARTICLE I. DEFINITIONS AND RULES OF CONSTRUCTION

         Section 1.1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings in this Agreement unless the context requires otherwise:

         "Lease" shall mean this Agreement including any amendments hereto;

         "Authorized Representative of Lessee" shall mean such person or persons as may be designated by Lessee;

         "Authorized Representative of Lessor" shall mean such person or persons as may be designated by Lessor;

         "Building" shall mean the building described hereinabove located on the Land shown on Exhibit l; and

         "Commencement Date" shall mean February 1, 1996.

         "Land" shall mean the real estate described as Tract 5A on Exhibit 1 attached hereto.



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         Section 1.2. Rules of Construction. The following rules shall apply to the construction of this Lease Agreement unless the context otherwise requires:

         (a) Singular words shall connote the plural number as well as the singular and vice versa.

         (b) All references herein to particular articles or sections are references to articles or sections of this Lease Agreement.

         (c) The headings herein are solely for convenience of reference and shall not constitute a part of this Lease Agreement nor shall they affect its meaning, construction or effect.

                           ARTICLE II. REPRESENTATIONS

         Section 2.1. Representations of Lessor. The Lessor makes the following representations as the basis for its undertakings hereunder: Lessor is duly organized as a Virginia general partnership under the laws of the Commonwealth of Virginia and has the power and authority to enter into the transactions contemplated by this Lease Agreement and to carry out its obligations hereunder and by proper action has duly authorized the execution and delivery of, and the performance under, this Lease Agreement.

         Section 2.2. Representations of Lessee. The Lessee makes the following representations as the basis for its undertaking hereunder: Lessee is a corporation duly organized and existing and has the power to enter into this Agreement and the transactions contemplated hereby and to perform its obligations hereunder and by proper action has duly authorized the execution and delivery of and the performance under this Lease Agreement.

                              ARTICLE III. PREMISES

         Section 3.1. Premises. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Land described on Exhibit 1 attached hereto and the Building located thereon.

                        ARTICLE IV. COMMENCEMENT OF TERM

         Section 4.1. Term. To have and hold the same unto Lessee for the initial term of five (5) years, commencing on the Commencement Date, on the covenants, conditions, and agreements hereinbefore and hereinafter stated.

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                                 ARTICLE V. RENT

         Section 5.1. Rent Payments. During the term of this Lease Agreement, Lessee covenants and agrees to pay the Lessor a monthly rent, the amount of which said monthly rent shall be sixteen cents ($0.16) per square foot per month through April 30, 1996, and shall increase to seventeen cents ($0.17) per square foot per month commencing on May 1, 1996, and continuing thereafter for the initial term of this Lease Agreement. Rent shall be payable in equal monthly installments in advance on the first day of each month during the term of this Lease Agreement at the offices of Lessor or such place as Lessor may designate without any offset or deduction. In addition to said rent, a late charge of two percent (2%) of the amount of any monthly rental payment shall be due and payable if such monthly rental payment is not received by Lessor on or before the tenth (10th) day of the month in which it was due.

         Section 5.2. Additional Rent. The parties agree that Lessee may be required from time to time to pay additional rent during the initial term or any extended or renewal term, which additional rent shall be due if Lessor's costs of taxes or insurance relating to the Land and Building increase. If such increases occur from time to time, Lessee shall pay an amount, as additional rent, equal to such increases, payable in equal monthly installments. If Lessor verifies in writing to Lessee that real estate taxes and/or insurance on the Land and Building have increased, Lessee agrees to an increase in rent equal to the cost of such increase.

                                 ARTICLE VI. USE

         Section 6.1. Use of the Premises. Lessee shall use and occupy the premises for its legal activities, which shall include the operation of a warehouse and light manufacturing facility and general offices related thereto and for no other purpose, without the express consent of Lessor, which consent may not be unreasonably withheld. Lessee shall not suffer or permit the premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the premises which would in any way (i) violate any law or requirement of public authorities; (ii) cause structural injury to the Building or any part thereof; (iii) interfere with the normal operations of the heating, air-conditioning, ventilating, plumbing or other mechanical or electrical systems of the Building or the elevators installed therein; (iv) constitute a public or private nuisance; (v) alter the appearance of the exterior of the Building or conduct any major alterations on the interior of the Building without the written consent of Lessor.

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                   ARTICLE VII. REPAIRS; ALTERATIONS; FIXTURES

         Section 7.1. Lessor Maintenance. Lessor shall, at Lessor's own expense, maintain only the roof, exterior walls, foundation and other structural portions of the premises, and fire protection system, except damages occasioned by acts or omissions of Lessee or its employees or invitees.

         Section 7.2. Lessee Maintenance. Lessee shall maintain the demised premises in the condition it is in on the day possession is accepted by Lessee and suffer no damage or injury to it save ordinary wear and tear. Lessee shall be responsible for all repair and maintenance of any kind, nature or description, excepting only maintenance of the roof, exterior walls, foundation and other structural portions (except damages occasioned by acts or omissions of Lessee or its employees or invitees) and the fire protection system. Lessee shall be responsible to maintain the interior of its premises including all electrical fixtures, plumbing fixtures, trade fixtures, and any and all other equipment of every kind, nature or description. Lessee at its own expense shall cause such regular, periodic inspections as may be reasonably required by Lessor to be performed on the fire control system serving the premises in accordance with Factory Mutual requirements and submit copies of same to Lessor.

                               ARTICLE VII. TAXES

         Section 8.1. Payment of Taxes. Lessor shall be responsible to pay and shall pay when they are due all real estate taxes attributable to Lessor's ownership of the Land and Building, subject, however, to the provisions of
Section 5.2 above.

                              ARTICLE IX. UTILITIES

         Section 9.1. Payment of Utility Expenses. Lessee shall bear the cost of all utilities.

                              ARTICLE X. INSURANCE

         Section 10.1. Insurance. Lessee at Lessee's own expense and cost shall maintain insurance protecting and indemnifying Lessee, Lessor and their assigns against any and all claims for injury and/or damage to persons or property or for the loss of life or of property occurring in or about the premises occupied by Lessee. Such insurance shall not be less than One Million Dollars ($1,000,000) in respect of bodily injury, death to any one person and not less than Three Million Dollars ($3,000,000) in respect of any one occurrence or accident and not less than One Hundred Thousand Dollars ($100,000) for property damage. Lessee shall, at its own expense, provide such insurance as it may deem necessary to protect itself for damage by fire or other casualty occurring within the space leased by Lessee. On or

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before the Commencement Date, Lessee shall furnish Lessor with a certificate evidencing the aforesaid coverage.

         Section 10.2 Waiver of Subrogation. Lessor and Lessee agree (to the extent that such agreement does not invalidate coverage under any policy of insurance) that, in the event the demised premises, or any part thereof, are damaged or destroyed by fire or other casualty that is covered by insurance of the Lessor or Lessee, or the sublessees, assignees or transferees of Lessee, the rights of any party against the other or against the employees, agents or licensees of any part, with respect to such damage or destruction and with respect to any loss resulting therefrom, including the interruption of the business of any of the parties, are hereby waived to the extent of the coverage of said insurance. Lessor and Lessee further agree that all policies of fire, extended coverage, business interruption and other insurance covering the demised premises or the contents therein shall, if possible, provide that the insurance shall not be impaired if the insureds have waived their right of recovery from any person or persons prior to the date and time of loss or damage. Any additional premiums for such clause or endorsement shall be paid by the primary insured.

                  ARTICLE XI. DAMAGE BY FIRE OR OTHER CASUALTY

         Section 11.1. Damages. In the event of total or partial destruction of or damage to the leased premises by fire or any other cause during the term hereof, Lessor shall be obligated to and shall with due diligence rebuild or restore the leased premises to a condition comparable to that existing prior to the occurrence of said destruction or damage.

         If any such destruction or damage to the leased premises is such as to prevent the operation of Lessee's business on the leased premises, or to make it impractical so to do, then the rent, taxes and any other charges to be paid by Lessee hereunder shall abate from the occurrence of any destruction or damage up to and including the time that the leased premises has been rebuilt or restored. The amount of such abatement is to be determined by taking a fraction, the numerator of which shall be the square foot area of the building which is a part of the leased premises which is usable in the operation of Lessee's business on the leased premises following any destruction or damage thereto and the denominator of which shall be the total square foot area, inside dimensions, of such building. The amount of which results from the multiplication of such fraction by all rent and taxes and all other charges that would have been due from Lessee to Lessor hereunder but not for the destruction or damage, shall be the amount payable to Lessee for the period commencing with any destruction or damage and terminating with the completion by Lessor, of the aforesaid rebuilding or restoration.

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         In the event of the destruction of more than fifty percent (50%) of the leased premises, either Lessor or Lessee shall have the option to terminate this lease upon notice to the other within thirty (30) day of such destruction.

                       ARTICLE XII. ASSIGNMENT; SUBLETTING

         Section 12.1. Assignment. Lessee shall not assign or sublet the premises without the prior written consent of Lessor. A change in identity of Lessee, by virtue of acquisition, merger, consolidation, or other corporate reorganization shall not be deemed to be an assignment or sublease. Lessor shall have the right to withhold its consent to assign or sublet the premises for any reason. Lessee acknowledges that Lessor has obtained financing which may require assignment of this Lease. Lessee expressly consents to such assignment. Lessee may not sublet or assign without the prior written consent of Lessor, which consent may not be unreasonably withheld. The foregoing notwithstanding, the parties agree that Tultex is pre-approved as an acceptable assignee or sublessee of this Lease.

         Section 12.2. Subordination. Lessee's rights under this Lease Agreement are subordinate to the terms and conditions of Lessor's deed of trust as executed with Lessor's lending institution and is further subject to the security interest of that lending institution. Upon Lessor's request, Lessee shall agree to subordinate this lease to any mortgage or trust deeds which may hereafter be placed on the demised premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof, and shall execute any and all further instruments necessary to that purpose, provided such mortgagee or trustee named in such mortgage or trust deeds shall agree to recognize the lease and the rights under this Lease in the event of foreclosure if Lessee is not in default hereunder.

                   ARTICLE XIII. NO LIABILITY ON LESSOR'S PART

         Section 13.1. Lessor Liability. Except as specified herein, Lessor and its agents shall not be liable for any damage to property of Lessee or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Lessee by theft or otherwise. Lessor and its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any part of the Building or from the pipes, alliances, or plumbing works or from the street, or subsurface or from any other place or by dampness or any other cause of whatsoever nature unless caused or due to the willful act or negligence of Lessors, its agents, servants or employees; nor shall Lessor and its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for damages or injury to the person or property of Lessee or others unless caused by the willful act or negligence of

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Lessor. Notwithstanding any provision herein to the contrary, Lessor shall be liable for such damages as directly result to Lessee from failure of the Lessor to maintain or repair, with reasonable promptness, those items which Lessor is required to maintain and repair. Upon receiving notice from Lessee that maintenance or repairs are required, Lessor shall have a commercially reasonable time to repair the same and it shall not be liable for any damages sustained by Lessee during a commercially reasonable repair period. If Lessor shall fail to perform such maintenance or repair within a commercially reasonable time, then Lessor shall be responsible for such damages sustained by Lessee upon Lessor's failure to maintain and repair the premises in a commercially reasonable time; however, in no event shall Lessor be held responsible for indirect or consequential damages, such as loss of profit, goodwill, etc.

                            ARTICLE XIV. CONDEMNATION

         Section 14.1. Condemnation of Premises. In the event that all or a material part of the Building shall be condemned or taken in any manner for any public or quasi-public use, this Lease Agreement shall cease and terminate as of the date of the vesting of title. A condemnation of part of the parking area shall not work a termination of the Lease Agreement unless the part so taken renders the Lessee's operation practically impossible, in which event this Lease Agreement shall cease and terminate. In the event of any condemnation or taking hereinabove mentioned which causes a termination of the Lease Agreement, Lessor shall be required to account to Lessee for the condemnation award to the extent that such condemnation award includes compensation to Lessor for improvements installed at Lessee's sole expense.

                         ARTICLE XV. DEFAULTS; REMEDIES

         Section 15.1.  Default and Remedies.

         (a) If Lessee defaults (1) in fulfilling any of the covenants of this Lease Agreement requiring the payment of rent or additional rent, or (2) in complying with any of the other terms, conditions or provisions of this Lease Agreement, or (3) if Lessee ceases to conduct its business in the demised premises or leaves the same vacant, then, in the case of nonpayment of rent which continues for ten (10) days after Lessor serves a written notice upon Lessee specifying such default, or if Lessee defaults in any one or more of the events referred to in (2) or (3) above, then upon Lessor's serving a fifteen
(15) day written notice upon Lessee specifying the nature of said default and upon the expiration of said fifteen (15) days, if Lessee shall have failed to comply with or remedy such default, or if said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Lessee shall not have diligently commenced curing such default with such fifteen (15) day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then

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Lessor may serve a written fifteen (15) day notice of cancellation of this Lease
Agreement upon Lessee and upon the expiration of said fifteen (15) days, this Lease Agreement and the term hereunder shall end and expire as fully and completely as if the date of expiration of such fifteen (15) day period were the day herein definitely fixed for the end and expiration of this Lease Agreement and the term thereof and Lessee shall then quit and surrender the demised premises to Lessor but Lessee shall remain liable as hereinafter provided.

         (b) If the fifteen (15) day notice of cancellation provided for in (a) hereof shall have been given and the term shall expire as aforesaid; or if Lessee shall make default after ten (10) days notice and the payment of the rent set forth herein or any item of additional rent herein mentioned, then and in any of such events, Lessor may without further notice re-enter the demised premises either by force or otherwise and dispossess Lessee by summary proceedings or otherwise, and the legal representatives of Lessee or other occupant of the demised premises and remove their effects and hold the premises as if this Lease Agreement had not been made, but Lessee shall remain liable hereunder as hereinafter provided and Lessee hereby waives the service of notice of intention to re-enter or institute legal proceedings to that end.

         Section 15.2. Rent Deficiency. In case of any such default, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (a) the rent and additional rent shall become due thereupon and be paid up to the time of such re-entry, or dispossess together with such expenses as Lessor may incur for legal expenses, attorney's fees, brokerage, and/or putting the demised premises in good order or for preparing the same for re-rental; (b) Lessor may re-let the premises or any part or parts thereof, either in the name of lessor or otherwise for a term or terms, which may at Lessor's option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease Agreement and may grant concessions or free rent; and/or (c) Lessee or the legal representatives of Lessee shall also pay Lessor's liquidated damages for the failure of Lessee to observe and perform said Lessee's covenants herein contained, any deficiency between the rents and additional rents hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected or to be collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease Agreement. The failure or refusal of Lessor to re-let the premises or any part or parts thereof shall not release or affect Lessee's liability for damages although Lessor shall be under a duty to exercise diligence and good faith in an effort to re-let the same and mitigate damages. In computing such damages, there shall be added to said deficiency such expenses as Lessor may incur in connection with re-letting such as legal expenses, attorney's fees, brokerage, and for keeping the demised premises in good order or for preparing the same for re-letting. Any such damages shall be paid in monthly installments by Lessee on the rent date specified in this Lease Agreement and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Lessor to collect the

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deficiency for any subsequent month or months by a similar proceeding. Lessor may at Lessor's option make such alterations, repairs or replacements in the demised premises as Lessor in Lessor's sole judgment considers advisable and necessary for the purpose of re-letting the demised premises; and the making of such alterations, repairs or replacements shall not operate or be construed to release Lessee from liability hereunder as aforesaid. Lessor shall in no event be liable in any way whatsoever for failure to re-let the demised premises provided Lessor makes a good faith effort to re-let the same, or in the event that the demised premises are re-let for failure to collect the rent thereunder provided reasonable diligence is used in an attempt to collect such rent. Any such action against Lessee may be an action for the full amounts of all rents and damages suffered or to be suffered by Lessor. In the event of a breach by Lessee of any of the covenants or provisions hereof, Lessor shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease Agreement of any particular remedy shall not preclude Lessor from any other remedy, in law or in equity, the foregoing remedies and rights of Lessor are cumulative. Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Lessee being evicted or dispossessed for any cause, or in the event of Lessor obtaining possession of the demised premises, by reason of the violation by Lessee of any of the covenants and conditions of this Lease Agreement or otherwise.

         Section 15.3. Default by Lessor. Should Lessor default in Lessor's duty to pay taxes, insurance and debt service payments to a lending institution or in its obligation to maintain the roof, Lessee shall have and enjoy, in addition to any other rights under this Lease or under common law or by statute, the right to divert rent payments hereunder from Lessor to pay directly taxes, insurance required to be maintained by Lessor, bank payments a lending institution or to necessary roof repairs. Provided, however, that Lessee's right to divert rent payments for roof repairs shall be conditioned upon Lessee's reasonable notice to Lessor of the necessity for repairs and upon Lessor's failure to make such repairs in a commercially reasonably time.

                    ARTICLE XVI. COVENANT OF QUIET ENJOYMENT

         Section 16.1. Quiet Enjoyment. Lessor warrants and represents that it has full authority to execute this Lease Agreement for the term aforesaid and covenants that upon Lessee's paying the rent and performing the covenants to be observed and performed on Lessee's part, Lessee may peaceably and quietly have, hold and enjoy the demised premises, subject, nevertheless, to the terms and conditions of this Lease Agreement.

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                              ARTICLE XVII. NOTICES

         Section 17.1. Notice to Lessor. Any notice required or permitted to be given to Lessor shall be deemed to have been properly given upon mailing the same by certified or registered mail to Lessor, c/o Stanley W. Bowles Corporation, P.0. Box 4706, Martinsville, VA 24115-4706. Lessor reserves the right to designate another representative for the purpose of receiving notices required or permitted to be made hereunder provided the designation is made in writing and delivered to Lessee.

         Section 17.2. Notice to Lessee. Any notice required or permitted to be given to Lessee shall be deemed to have been properly given upon mailing the same by certified or registered mail to Pluma, Inc., Post Office Box 487, Eden, North Carolina 27288, ATTN: R. Duke Ferrell, Jr. Lessee reserves the right to designate another representative for the purpose of receiving notices required or permitted to be made hereunder provided the designation is made in writing and delivered to Lessor.

                 ARTICLE XVIII. EXTENSION OPTION GRANTED LESSEE

         Section 18.1. Extensions. Provided that Lessee shall be in compliance with all other terms hereof and further provided that Lessee shall have given Lessor at least twelve (12) months written notice of its intention to do so, Lessee shall have the option to extend this lease for four (4) additional five
(5) year periods, upon the said terms and conditions hereof, except that rent increases during such extensions shall be agreed upon by good faith negotiation between the parties. If the parties are unable, in good faith, to agree on the amount of rent increases to be paid during such renewal terms at least six (6) months prior to the expiration of the term then in effect, then such renewal options shall lapse and become void and of no effect whatsoever.

         Section 18.2. Alterations; Improvements. Lessee shall have the right to make alterations to the premises, conditioned upon Lessee obtaining Lessor's approval, which said approval shall not be unreasonably withheld. Lessee's request for Lessor's approval shall be in writing describing the proposed alterations in detail and Lessor's response to Lessee shall be in writing. All improvements shall become the property of Lessor upon termination of occupancy.

                           ARTICLE XIX. MISCELLANEOUS

         Section 19.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties and shall be conclusively deemed to supersede all prior written or verbal communications between the parties. This Agreement may not be modified or terminated unless in writing, signed by the party to be bound thereby.

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         Section 19.2. Governing Law. This Agreement is to be governed and construed in accordance with the laws of the Commonwealth of Virginia.

         Section 19.3. Attorneys' Fees. In the event of a breach of this Agreement, the breaching party shall be responsible for all cost and expenses of the other party, including reasonable attorneys' fees.

         WITNESS the following signatures and seals the day and year first above written:

                                               LESSOR:
                                               NORTH BOWLES PARTNERSHIP, a
                                               Virginia General Partnership,

                                               BY: /s/ David W. Bowles

                                               BY: /s/ Barry A. Bowles

                                               BY: /s/ Stanley w. Bowles, Jr.

                                               LESSEE:

                                               PLUMA, INC.

                                               BY: /s/ R. Duke Ferrell, Jr.

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COMMONWEALTH OF VIRGINIA
CITY OF MARTINSVILLE, TO-WIT:

         The foregoing was acknowledged before me, this 16th day of January , 1996, by Barry A. Bowles, David W. Bowles and Stanley W. Bowles, Jr., partners of North Bowles Partnership, a Virginia general partnership.

         My commission expires:    11-30-98

                                                 /s/ Tammy B. Davis

                                                             NOTARY PUBLIC

STATE OF Virginia , COUNTY OF Henry , TO-WIT:

         The foregoing was acknowledged before me, this 30 day of January , 1996, by R. Duke Ferrell, Jr. , the President of Pluma, Inc.

         My commission expires:    1-31-98

                                                  /s/ M. Cheryl Wine

                                                              NOTARY PUBLIC

                                       12


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